Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Post-Effective Amendment No. 1 to Form S-1 on Form S-3 No. 333-207336 of Shake Shack Inc., and
(2) Form S-8 No. 333-201798 pertaining to the 2015 Incentive Award Plan and the Unit Appreciation Rights Plan of Shake Shack Inc.;
of our report dated March 30, 2016, with respect to the consolidated financial statements and schedules of Shake Shack Inc., included in this Annual Report (Form 10-K) of Shake Shack Inc. for the year ended December 30, 2015.

/s/ Ernst & Young LLP
New York, New York
March 30, 2016